Leatt Corp Announces Results for

the Second Quarter 2025

Global revenues increase 61%; Net income increases 208%

CAPE TOWN, South Africa, (August 7, 2025) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of head-to-toe protective equipment for MOTO, MTB, and a wide range of extreme and high-velocity sports, today announced financial results for the second quarter ending June 30, 2025.  All financial numbers are in U.S. dollars.

Second Quarter 2025 and Recent Highlights

• Revenues were $16.18 million, up 61% compared to the second quarter of 2024.

• Gross profit was $6.89 million, up 76% compared to the second quarter of 2024.

• Income from operations was $1.40 million, up 224% compared to the second quarter of 2024.

• Cash and cash equivalents increased 27% to $15.73 million.

• Cash flows provided by operations for the first six months was $4.11 million.

• Net income was $1.14 million, up 208% compared to the second quarter of 2024.

• 5.0 Gravity Helmet wins gold award at Eurobike 2025.

• 6.0 HydraDri® Jacket wins award for performance clothing at Eurobike 2025.

Chief Executive Officer Sean Macdonald commented, "The second quarter of 2025 was a fantastic quarter for Leatt, with strong revenue growth and profitability. Total global revenues for the second quarter increased by $6.10 million to $16.18 million, a 61% increase over the second quarter of 2024. This was our fourth consecutive quarter of growth and third consecutive quarter of double-digit growth after the post-Covid inventory surplus overhang and resulting industry-wide revenue contraction.

"In the second quarter of 2025, we achieved global double-digit revenue growth in all of our major product categories as we continue to invest in a pipeline of cutting-edge products and innovations to reach a wider rider community. Body armor revenues that include upper body armor, limb protection and footwear increased by 48%, helmet revenues increased by 117%, other product, parts, and accessory sales that include apparel, goggles, and components increased by 65%, and neck brace sales increased by 19%, compared to the second quarter of 2024.

"Gross profit as a percentage of sales continued to improve, increasing from 39% in the second quarter of 2024 to 43% this quarter, as domestic trading conditions continue to improve despite some tariff uncertainty.

"Consumer direct sales, a channel that remains an encouraging growth engine for us, increased by 35%, compared to the second quarter of 2024. Dealer direct MOTO and MTB sales in the U.S. were another highlight, returning to growth with global dealer sales increasing by 45% in the second quarter. Although U.S. MOTO and MTB brick and mortar dealers continue to manage some areas of elevated inventory levels and industry turmoil that is stabilizing, participation and demand for our products remain strong.

"Our liquidity continues to improve. We do expect working capital investments to increase in the coming periods as ordering patterns at the consumer, dealer, and distributor levels continue to show growth patterns, but we are confident that we have sufficient liquidity to fuel this growth.

"For the first six months of 2025, our revenues increased by $10.85 million or 52% to $31.54 million, and net income increased by $4.13 million or 221%, to $2.26 million.  Cash increased by $3.36 million, to $15.73 million for the first six months of the year, with cashflows provided by operations of $4.11 million.

"We remain passionate about our future, with a strong portfolio of innovative products in the global market and in the pipeline, and a multi-channel sales organization that is growing and developing."

Financial Summary

Total revenues for the second quarter of 2025 were $16.18 million, up 61%, compared to $10.08 million for the second quarter of 2024.

This increase in worldwide revenues is attributable to a $2.70 million increase in body armor sales, a $1.68 million increase in helmet sales, a $1.60 million increase in other products, part and accessory sales and a $0.11 million increase in neck brace sales.

Gross profit for the second quarter was $6.89 million, up 76%, compared to $3.92 million for the second quarter of 2024.

Net income for the second quarter of 2025 was $1.14 million, or $0.18 per basic and $0.18 per diluted share, up 208%, as compared to a net loss of ($1.06) million, or ($0.17) per basic and ($0.16) per diluted share, for the second quarter of 2024.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At June 30, 2025, the Company had cash and cash equivalents of $15.73 million and a current ratio of 7.4:1.

Founder and Research and Development lead, Dr. Christopher Leatt, remarked, "We were honored in June at Eurobike, the world's leading trade fair for cycling and ecomobility, with awards for our ability to consistently develop technical innovations and functional rider protection pieces. Our 5.0 Gravity Helmet won the Gold Award for Technical Highlights, and our 6.0 HydraDri® Jacket won for Performance Clothing."

Business Outlook

Mr. Macdonald added: "Our entire team is energized by the increasingly strong demand for Leatt products around the world, our consistent revenue growth, and the progress that we are making in working our way out of the industry-wide post-COVID contraction.

"The strong revenue growth is being fueled by international sell-through and re-stocking dynamics and domestic sales outreach programs that are gaining momentum, as we continue to invest in our team selling capabilities and brand. We expect this trend to continue as re-ordering patterns continue to improve and filter through to our revenues.

"Although there are still some challenging geo-political and economic headwinds globally, particularly in the U.S., where tariffs could impact inflation, uncertainty, and demand, inventory continues to be digested, our domestic sales outreach and capabilities are gaining traction, and participation remains strong. We continue to manage our costs of sales actively and are working closely with suppliers and customers to mitigate tariff risks and costs as possible.

"We believe strongly that our strategy of investing in talent, innovative product development, and in the development of Leatt as a global consumer-facing brand that appeals to a wide community of riders around the world, will continue to fuel growth moving forward.

"We remain confident that we are well-positioned for future growth and sustained shareholder value."

Conference Call

The Company will host a conference call at 10:00 am ET on Thursday, August 7, 2025, to discuss the 2025 second quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-800-445-7795 (U.S.A) or 1-785-424-1699 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or 1-412-317-6671 (international).  The replay passcode is 11159724.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Driven by the science of thrill, Leatt Corporation develops head-to-toe personal protective gear for various sports, with a focus on mountain biking and extreme motorsports. This includes the award-winning Leatt-Brace®, a neck brace system considered the gold standard for neck protection when worn in conjunction with a helmet. Leatt products are designed for participants in extreme sports that use motorcycles, bicycles, mountain bikes, all-terrain vehicles, snowmobiles, and other open-air vehicles.

For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the significance of the Eurobike awards on the Company's results of operations; the Company's ability to continue the trend of increased sales of body armor, neck braces, helmets, and other product parts and accessories; the general ability of the Company to achieve its commercial objectives, including continued development of a pipeline of innovative products and global industry talent to fuel future growth; the business strategy, plans and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2025	December 31, 2024
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$15,726,188	$12,368,100
Accounts receivable, net	8,263,662	6,409,610
Inventory, net	12,896,024	17,988,737
Payments in advance	1,077,477	870,920
Income tax receivable	495,168	526,498
Prepaid expenses and other current assets	3,419,859	3,003,173
Total current assets	41,878,378	41,167,038

Property and equipment, net	3,751,778	4,000,225
Operating lease right-of-use assets, net	454,217	552,970
Accounts receivable, net	-	56,391
Deferred tax asset, net	675,000	675,000

Other Assets
Deposits	44,226	37,322

Total Assets	$46,803,599	$46,488,946

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$4,408,857	$6,906,939
Notes payable, current	12,386	28,722
Operating lease liabilities, current	300,309	251,946
Income tax payable	772,741	-
Short term loan, net of finance charges	185,330	733,794
Total current liabilities	5,679,623	7,921,401

Notes payable, net of current portion	-	1,804
Operating lease liabilities, net of current portion	153,908	301,024
Total liabilities	5,833,531	8,224,229

Commitments and contingencies

Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 6,217,550 and 6,217,550 shares issued and outstanding	130,555	130,555
Additional paid - in capital	11,231,333	10,988,316
Accumulated other comprehensive loss	(1,249,859)	(1,452,335)
Retained earnings	30,855,039	28,595,181
Total stockholders' equity	40,970,068	38,264,717

Total Liabilities and Stockholders' Equity	$46,803,599	$46,488,946

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2025	2024	2025	2024
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$16,176,339	$10,078,695	$31,544,203	$20,693,165

Cost of Revenues	9,287,146	6,157,282	17,933,997	12,763,419

Gross Profit	6,889,193	3,921,413	13,610,206	7,929,746

Product Royalty Income	48,306	92,780	133,604	132,083

Operating Expenses
Salaries and wages	1,846,237	1,608,372	3,703,617	3,176,643
Commissions and consulting expenses	187,434	165,601	345,156	289,817
Professional fees	155,345	120,617	515,396	419,588
Advertising and marketing	1,152,207	1,183,282	2,044,264	2,075,699
Office lease and expenses	176,120	163,190	345,296	314,744
Research and development costs	616,795	628,793	1,281,285	1,184,571

Bad debt expense (recovery)	(31,155)	314	(94,659)	10,278
General and administrative expenses	1,101,992	977,160	2,114,641	1,920,048
Depreciation	332,606	297,250	659,614	591,384
Total operating expenses	5,537,581	5,144,579	10,914,610	9,982,772

Income (Loss) from Operations	1,399,918	(1,130,386)	2,829,200	(1,920,943)

Other Income
Interest and other income, net	117,737	98,016	199,884	73,533
Total other Income	117,737	98,016	199,884	73,533

Income (Loss) Before Income Taxes	1,517,655	(1,032,370)	3,029,084	(1,847,410)

Income Taxes	378,921	24,993	769,226	26,632

Net Income (Loss) Available to Common Shareholders	$1,138,734	$(1,057,363)	$2,259,858	$(1,874,042)

Net Income (Loss) per Common Share
Basic	$0.18	$(0.17)	$0.36	$(0.30)
Diluted	$0.18	$(0.16)	$0.35	$(0.29)

Weighted Average Number of Common Shares Outstanding
Basic	6,217,550	6,215,440	6,217,550	6,215,440
Diluted	6,475,942	6,490,828	6,475,942	6,490,828

Comprehensive Income (Loss)
Net Income (Loss)	$1,138,734	$(1,057,363)	$2,259,858	$(1,874,042)
Other comprehensive income (loss) , net of $0 deferred income taxes in 2025 and 2024
Foreign currency translation	136,096	160,564	202,476	23,012

Total Comprehensive Income (Loss)	$1,274,830	$(896,799)	$2,462,334	$(1,851,030)

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS  ENDED JUNE 30, 2025 AND 2024

	2025	2024

Cash flows from operating activities
Net income (loss)	$2,259,858	$(1,874,042)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	659,614	591,384
Stock-based compensation	243,017	3,752
Bad debts reserve	(100,091)	1,559
Inventory reserve	40,203	(28,390)
Gain on sale of property and equipment	(18,943)	-
(Increase) decrease in:
Accounts receivable	(1,753,961)	1,235,162
Inventory	5,052,510	5,681,721
Payments in advance	(206,557)	(503,679)
Prepaid expenses and other current assets	(416,686)	(294,959)
Income tax receivable	31,330	101,993
Long-term accounts receivable	56,391	65,564
Deposits	(6,904)	(1,317)
Increase (decrease) in:
Accounts payable and accrued expenses	(2,498,082)	(1,984,795)
Income tax payable	772,741	-
Net cash provided by operating activities	4,114,440	2,993,953

Cash flows from investing activities
Capital expenditures	(349,011)	(239,094)
Proceeds from sale of property and equipment	19,250	-
Net cash used in investing activities	(329,761)	(239,094)

Cash flows from financing activities
Repayment of notes payable to bank	(18,140)	(55,890)
Repayment of short-term loan, net	(548,464)	(735,363)
Net cash used in financing activities	(566,604)	(791,253)

Effect of exchange rates on cash and cash equivalents	140,013	18,922

Net increase in cash and cash equivalents	3,358,088	1,982,528

Cash and cash equivalents - beginning of period	12,368,100	11,347,420

Cash and cash equivalents - end of period	$15,726,188	$13,329,948

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$30,206	$42,210
Cash paid for income taxes	$-	$26,633

Other noncash investing and financing activities
Common stock issued for services	$243,017	$3,752

The accompanying notes are an integral part of these consolidated financial statements.